Exhibit 99.1

Endo Strengthens Leadership Team with Appointment of Two Key Executives
Terrance J. Coughlin Named Executive Vice President and Chief Operating Officer
Tony Pera Named President, Par Pharmaceutical

DUBLIN - November 7, 2016 - Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced the appointment of two Executive Leadership Team members. Terrance J. Coughlin has been named Executive Vice President and Chief Operating Officer and Tony Pera has been named President, Par Pharmaceutical, which is Endo’s U.S. Generics operating company. Both appointments are effective November 1, 2016.

"I am excited and very pleased to add Terry and Tony to Endo’s Executive Leadership Team and to continue to strengthen the management of the Company,” said Paul Campanelli, President and Chief Executive Officer of Endo. “Terry has worked closely with me over the past 25 years as a partner and collaborator, most recently leading the operations of Par Pharmaceutical. Tony brings experience and expertise that will be tremendously valuable in effectively managing our U.S. Generics business. They are both seasoned and trusted executives who consistently deliver results and I have tremendous confidence in their ability to help drive operational excellence and growth for Endo."

Most recently, Mr. Coughlin served as Vice President, Operations of Par Pharmaceutical Companies, Inc., a subsidiary of Endo. Prior to Endo’s acquisition of Par in September 2015, Mr. Coughlin was the Chief Operating Officer of Par Pharmaceutical Companies, Inc. Prior to joining Par, Mr. Coughlin held a number of leadership roles with Glenmark Generics, Inc. USA/Glenmark Generics Limited latterly as the President and Chief Executive Officer of Glenmark Generics, Inc. USA/Glenmark Generics Limited. Prior to this, Mr. Coughlin had the overall responsibility for Glenmark’s North American, Western European and Eastern European generics businesses, as well as its global active pharmaceutical ingredient business and generics operations in India. Prior to joining Glenmark, Mr. Coughlin served as Senior Vice President at Dr. Reddy’s Laboratories, Inc. Mr. Coughlin began his career in 1988 with Wyckoff Chemical Company, Inc. Mr. Coughlin earned a B.S. in chemistry from Central Michigan University.
"I am excited and honored to take on this role and look forward to partnering with Paul and our talented senior leadership team as we look to deliver on our goals, including focusing on operational excellence as well as developing and delivering products for patients in need,” said Mr. Coughlin.

Most recently, Mr. Pera served as Chief Commercial Officer of Par Pharmaceutical. He joined Par in February 2014 as part of Par’s acquisition of JHP Pharmaceutical, where he held a similar position. As Chief Commercial Officer, Mr. Pera was responsible for all sales, marketing, pricing and customer operations functions for Par. Prior to JHP and Par, Mr. Pera was Senior Vice President of Supply Chain Management for AmerisourceBergen (ABC), a major U.S. pharmaceutical wholesaler, for approximately five years. Prior to ABC, he held numerous senior leadership positions with generic drug companies including APP (now Fresenius Kabi), Bedford Laboratories and LyphoMed. Mr. Pera started his career as a sales representative for the parenteral products division of Baxter. He currently serves as the Secretary-Treasurer of the Board of Directors for the Generic Pharmaceutical Association (GPhA). Mr. Pera holds a

Exhibit 99.1

B.S. in Business Administration from the University of Illinois in Champaign and an M.B.A. from DePaul University.

"This is an important time for the U.S. generics industry, Par and Endo and I am excited to take on this role. I am looking forward to continuing to work closely with Paul and even more collaboratively with the broader Endo Executive Leadership Team to execute and drive success for our Company and to deliver the highest quality, accessible products to the patients we serve,” said Mr. Pera.

About Endo International plc
Endo International plc is a global specialty pharmaceutical company focused on improving patients' lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements," including, but not limited to, the statements by Messrs. Campanelli, Coughlin and Pera. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo's expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo's periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval ("SEDAR"), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.  Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

CONTACTS:

Investors/Media:	Media:	Investors:
Keri P. Mattox	Heather Zoumas-Lubeski	Nina Goworek
(484) 216-7912	(484) 216-6829	(484) 216-6657